Exhibit 10.6
PHOENIX TECHNOLOGIES LTD.
SEVERANCE AND CHANGE OF CONTROL AGREEMENT
     This Severance and Change of Control Agreement (the “Agreement”) was originally entered into by and between Gaurav Banga (“Executive”) and Phoenix Technologies Ltd. (the “Company”), effective as of October 9, 2006. Effective as of November 16, 2009 (the “Effective Date”), this Agreement is further amended and restated as set forth below.
RECITALS
     1. It is possible that the Company could terminate Executive’s employment with the Company. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Compensation Committee of the Board (pursuant to its delegated authority) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.
     2. The Compensation Committee of the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
     3. The Compensation Committee of the Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement will have a term of four (4) years commencing on the Effective Date and shall automatically renew for an additional four (4) year term unless the Company provides written notice to Executive at least sixty (60) days prior to the end of the first term of its intention not to renew this Agreement. Notwithstanding the previous sentence, in the event of a Change of Control within four (4) or, if applicable, eight (8) years of the Effective Date, the term of this Agreement will extend through the one-year anniversary of such Change of Control.
     2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s

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employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.
     3. Severance Benefits.
          (a) Involuntary Termination other than for Cause, Disability or Death. If the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive’s Disability or Executive’s death, then, in addition to Executive’s accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements, and subject to Section 4, Executive will receive the following severance benefits from the Company:
               (i) Severance Payments. Executive will be paid continuing payments of severance pay for six (6) months from the date of such termination at a monthly rate equal to Executive’s monthly base salary rate, as then in effect, unless the termination is for Good Reason following the reduction of Executive’s base salary, in which case the severance amount will be based upon Executive’s base salary rate as in effect prior to such reduction. Such payments shall be paid periodically in accordance with the Company’s normal payroll policies. The period during which the Company pays the Executive severance shall be referred to as the “Severance Period.”
               (ii) Continued Health Insurance Benefits. Executive will receive continuation of the health, dental and vision insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s Benefit Plans at Company expense during the Severance Period.
               (iii) Option Exercisability. The vested portion of any stock options or other outstanding rights to purchase or receive shares of the Company’s common stock (including, without limitation, stock appreciation rights, restricted stock units or similar awards) held by Executive as of the termination date will remain exercisable until the earlier of (A) the expiration of the original term of the applicable option or right (notwithstanding any provisions in the equity agreement providing for earlier expiration of vested rights upon termination of employment) or (B) the date twelve (12) months from the termination date.
               (iv) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.
          (b) Certain Terminations in Connection with a Change of Control. If Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason or the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive’s Disability or Executive’s death within two (2) months prior to or twelve (12) months following a Change of Control, then (i) Executive shall receive the severance and other benefits set forth in Section 3(a)(i)-(iv), and (ii) 50% of the unvested shares subject to all of Executive’s outstanding rights to purchase or receive shares of the Company’s common stock (including, without limitation, through awards of stock options,

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stock appreciation rights, restricted stock units or similar awards) whether acquired by Executive before or after the date of this Agreement and 50% of any of Executive’s shares of Company common stock subject to a Company right of repurchase or forfeiture upon Executive’s termination of employment for any reason (whether acquired by Executive before or after the date of this Agreement), will immediately vest and, if applicable, become exercisable upon such termination pursuant to the provisions of Section 3(a)(iii) above. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.
          (c) Other Terminations. If Executive voluntarily terminates Executive’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason within two (2) months prior to or twelve (12) months following a Change of Control) or if the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) due to Executive’s death, Disability or for Cause, then Executive will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, by way of example but not limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, COBRA coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)); provided, that (1) Executive shall be able to exercise any options and retain any restricted stock awards that are vested as of the date of termination of Executive’s employment and (2) notwithstanding any other provision in this Agreement to the contrary, if Executive’s employment with the Company (or any parent or subsidiary of the Company employing Executive) is terminated as a result of Executive’s Disability or Executive’s death, then Executive shall also receive continuation of the health, dental and vision insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s Benefit Plans at Company expense for a period of six (6) months following Executive’s termination date.
          (d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), and whether separate or in connection with a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.
     4. Conditions to Receipt of Severance.
          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims as attached hereto as Exhibit A on or before the sixtieth (60th) day following Executive’s separation date. Subject to the foregoing, and any delay required under Section 4(c) below, on the sixtieth (60th) day following Executive’s separation date the Company shall commence

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payment of Executive’s severance benefits in accordance with the terms of Section 3 (the “Severance Payment Date”).
          (b) Nonsolicitation. The receipt of any severance benefits pursuant to Section 3 will be subject to Executive not violating the provisions of Section 7. In the event Executive breaches the provisions of Section 7, all continuing payments and benefits to which Executive would have been entitled pursuant to Section 3 will immediately cease.
          (c) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Code Section 409A, then any cash severance to be paid pursuant to Section 3 will not be paid during the six-month period following Executive’s termination of employment, unless the Company reasonably determines that paying all or a portion of such amounts immediately following Executive’s termination of employment would not result in the imposition of additional tax under Code Section 409A, in which case that portion of such amounts which may be paid without imposition of additional tax under Code Section 409A shall be paid on the Severance Payment Date. To the extent that payment of any cash severance to Executive upon termination of his employment is postponed as a result of the previous sentence, such payments will accrue (without interest) and will become payable to Executive in a lump-sum amount on the earlier to occur of (i) the first business day following such six-month period and (ii) Executive’s death. For these purposes, each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).
     5. Limitation on Payments.
          (a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (ix) constitute “parachute payments” within the meaning of Section 280G of the Code and (iiy) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either:
               (i) in full, or
               (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may

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reasonably incur in connection with any calculations contemplated by this Section 5. Any necessary reductions shall be implemented by reduction of payments to Executive in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.]
     6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 6(a), but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under COBRA after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for Executive and Executive’s eligible dependents), or (ii) providing Executive and Executive’s eligible dependents with equivalent coverage that is no less favorable under (or reimbursing Executive’s actual premiums pursuant to) a third party plan.
          (b) Cause. “Cause” means a failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes misconduct, (iii) circumstances where Executive intentionally or negligently imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties, (iv) a material violation by Executive of a federal or state law or regulation applicable to the business of the Company, (v) a willful violation of a material Company employment policy or the Company’s insider trading policy, (vi) any act or omission by Executive constituting dishonesty (other than a good faith expense account dispute) or fraud, with respect to the Company or any of its affiliates, which is injurious to the financial condition of the Company or any of its affiliates or is injurious to the business reputation of the Company or any of its affiliates, (vii) Executive’s failure to cooperate with the Company in connection with any actions, suits, claims, disputes or grievances against the Company or any of its officers, directors, employees, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, whether or not such cooperation would be adverse to Executive’s own interest, or (viii) Executive’s conviction or plea of guilty or no contest to a felony.
          (c) Change of Control. “Change of Control” means the occurrence of any of the following:

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               (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;
               (ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;
               (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or
               (iv) a contest for the election or removal of members of the Board that results in the replacement during any 12-month period of at least 50% of the incumbent members of the Board, whose appointment is not endorsed by the majority of the incumbent members of the Board prior to such contest. .
          (d) Confidential Information. “Confidential Information” means any proprietary information, technical data, trade secrets or know-how of the Company or any of its affiliates, including, but not limited to, research, product plans, source code, products, services, suppliers, customer lists and customers. Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.
          (e) Disability. “Disability” means that Executive has been unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected or approved by the Board.
          (f) Good Reason. “Good Reason” means that, without Executive’s express written consent, any one of the following events occurs: (i) a material reduction in Executive’s title, authority, status, or responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “Good Reason”; (ii) the reduction of Executive’s aggregate base salary or target bonus opportunity as in effect immediately prior to such reduction (other than a reduction applicable to executives generally); or (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles; provided, however (x) Executive provides written notice to the Company within the thirty (30) day period immediately following such event; (y) such event is not remedied by the Company within thirty (30)

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days following the Company’s receipt of such written notice; and (z) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.
     7. Restrictive Covenant.
          (a) Nonsolicit. For a period beginning on the Effective Date and ending twelve (12) months after Executive ceases to be employed by the Company (or any parent or subsidiary of the Company), Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company); or (ii) use any Confidential Information of the Company (or any parent or subsidiary of the Company) to attempt to negatively influence any of the clients or customers of the Company (or any parent or subsidiary of the Company) from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company (including any parent or subsidiary of the Company).
          (b) Understanding of Covenant. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of this covenant.
     8. Litigation. Executive agrees to cooperate with the Company beginning on the Effective Date and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or assistance.
     9. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

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          (b) The Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     10. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.
          (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and, in the case of termination by the Company for Cause or as a result of a voluntary resignation by Executive, will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).
     11. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
          (b) Relinquishment of Titles and Positions. Upon the Executive agrees to promptly relinquish all titles and positions then held by Executive with the Company and any subsidiary or affiliate of the Company following any termination of Executive’s employment with the Company (or any parent or subsidiary of the Company).
          (c) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (e) Entire Agreement. This Agreement, together with any indemnification agreement between the Company and Executive and the terms of Executive’s equity award agreements (as modified by this Agreement), constitutes the entire agreement of the parties hereto

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and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including without limitation, any formal offer letter or employment agreement by and between the Company and Executive. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Agreement.
          (f) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.
          (g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
          (h) Income and Employment Taxes. Executive agrees that Executive shall be responsible for any employee-side (but not employer-side) applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties has executed this amended and restated Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	PHOENIX TECHNOLOGIES LTD.
	By:	/s/ Timothy C. Chu
		Name:	Timothy C. Chu
		Title:	Vice President, General Counsel and Secretary

EXECUTIVE	GAURAV BANGA
	By:	/s/ Gaurav Banga
Title: CTO and Senior VP, Products

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Exhibit a
Release Agreement
     I understand that my position with Phoenix Technologies, Ltd. (the “Company”) terminated effective                     , 20___ (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the Severance and Change of Control Agreement (the “Agreement”) entered into as of September ___, 2006, between me and the Company, as amended and restated on                     , 2009, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date and any unreimbursed business expenses, to which I am entitled by law.
     In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification or any right to payments under any Company insurance policy I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors and/or officer of the Company, nor am I releasing my right to receive any severance benefits pursuant to the Agreement.
     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of California law, and of any other jurisdiction, which is similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

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     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By:

Date:

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